Exhibit 99.1

SeaBright Insurance Holdings, Inc. 1501 4th Avenue Suite 2600 Seattle, WA 98101	Contact: SeaBright Insurance Holdings, Inc. Robert P. Cuthbert Sr. Vice President and Chief Financial Officer 206-269-8500 investor@sbic.com

SeaBright Insurance Holdings Reports Fourth Quarter

and Year End 2008 Results

Q4 Net Income Increased 2.3% Year-Over-Year

Q4 Revenue Increased 5.2% Year-Over-Year

Seattle, WA – February 24, 2009 – SeaBright Insurance Holdings, Inc. (NYSE: SBX) today announced results for the fourth quarter and year ended December 31, 2008.

For the fourth quarter of 2008, net income was $10.2 million or $0.48 per diluted share, compared to net income of $10.0 million or $0.48 per diluted share for the same period in 2007. Total revenue for the quarter increased 5.2% to $75.9 million versus $72.2 million in the year-earlier period. For the fourth quarter, net premiums earned increased 4.1% to $67.6 million compared to $64.9 million for the same period in 2007.

For the year ended December 31, 2008, net income was $29.3 million or $1.38 per diluted share compared to $39.9 million or $1.90 per diluted share in the same period in 2007. Total revenue for the period increased 5.0% to $267.3 million compared to $254.4 million for the same period in 2007. For the year ended December 31, 2008, net premiums earned increased 9.1% to $248.6 million compared to $228.0 million for the comparable period in 2007.

John Pasqualetto, SeaBright’s Chairman, President and Chief Executive Officer, said, “In light of the deepening recession and increasingly competitive insurance environment, we are satisfied with our top- and bottom-line results for the quarter and the year. The strength of our underlying earnings, while below last year, demonstrates our continued commitment to making an underwriting profit. Looking ahead to 2009 and beyond, we remain focused on conservative investments, exceptional customer service and disciplined underwriting.”

The net loss ratio for the fourth quarter of 2008 was 59.2% compared to 58.5% in the same period of 2007. During the fourth quarter 2008, on a pre-tax basis, the Company recognized $1.3 million in reserve strengthening of prior years’ loss reserve estimates. During the fourth quarter of 2007, on a pre-tax basis, the Company recognized $7.2 million in favorable development of prior years’ loss reserve estimates.

Total underwriting expenses for the fourth quarter 2008 were $20.5 million compared to $16.4 million in the prior year period. The net underwriting expense ratio for the fourth quarter was 30.2% compared to 25.3% in the same period in 2007. The increase in the underwriting expense ratio over the same period in 2007 is primarily the result of increased production expenses related to SeaBright’s geographic expansion and broadened product offerings.

The net combined ratio for the fourth quarter of 2008 was 89.4% compared to 83.8% for the same period in 2007.

Net investment income for the fourth quarter of 2008 was $5.8 million compared to $5.5 million for the same period in 2007 as the Company continues to record strong cash flow from operations.

The net loss ratio was 56.7% for the year ended December 31, 2008 compared to 55.5% in the same period in 2007. For the year ended December 31, 2008, on a pre-tax basis, the Company recognized $19.7 million of favorable development of prior years’ loss reserve estimates, compared to $27.7 million in 2007.

Total underwriting expenses for the year ended December 31, 2008 were $71.2 million compared to $58.9 million in the prior year period and the net underwriting expense ratio was 28.5% compared to 25.8% in the same period in 2007. The increase in the underwriting expense ratio over the same period in 2007 is primarily the result of increased production expenses related to SeaBright’s geographic expansion and broadened product offerings.

For the year ended December 31, 2008, the net combined ratio was 85.2% compared to 81.3% for the same period in 2007.

Net investment income for the year ended December 31, 2008 was $22.6 million compared to $20.3 million for the same period in 2007 as the Company continued to record strong cash flow from operations for the year of $66.9 million.

At December 31, 2008, SeaBright had 1,122 customers, an increase of 17.7% compared to the same period in 2007. At December 31, 2008, the average premium size per customer was approximately $248,000 compared to approximately $282,000 at December 31, 2007, a reflection of SeaBright’s continued geographic diversification of its business and lower premium rates related to the decline in loss costs.

At December 31, 2008, the Company had $522.3 million in fixed income securities, $8.9 million in equity securities (exchange traded funds) and $0.4 million in preferred stocks. The Company regularly reviews its investment portfolio for other than temporary impairment declines in fair value considering, among other things, the underlying credit quality of any insured or uninsured bonds. The Company recorded $13.4 million in other-than-temporary impairment charges related to investments in equity securities and preferred stocks for the year ended December 31, 2008. No impairment charges were recorded in 2007.

As of December 31, 2008, the overall credit quality of our $293.8 million fixed income municipal portfolio (including secondary insurance) stood at AA/AA-. With secondary insurance removed, the average rating of the municipal portfolio would remain AA/AA-. As of December 31, 2008, the Company had $208.6 million in insured municipal bonds with a weighted average credit rating of AA/AA-. The underlying rating of the insured bonds was AA-. The Company also had $85.2 million in uninsured municipal bonds with a weighted average credit rating of AA/AA-.

At December 31, 2008, the Company had $3.4 million invested in collateralized mortgage obligations, $1.9 million in adjustable rate mortgages, $9.3 million in asset backed securities, and $35.4 million in commercial mortgage-backed securities, none of which were sub prime.

About SeaBright Insurance Holdings, Inc.

SeaBright Insurance Holdings, Inc. is an insurance holding company whose wholly owned subsidiary, SeaBright Insurance Company, operates as a specialty underwriter of multi-jurisdictional workers’ compensation insurance. SeaBright Insurance Company distributes its maritime, alternative dispute resolution and state act products through selected independent insurance brokers and through its in-house wholesale broker affiliate, PointSure Insurance Services. SeaBright Insurance Company provides workers’ compensation coverage to employers in selected regions nationwide. To learn more about SeaBright Insurance Company and SeaBright Insurance Holdings, Inc., visit our website at www.sbic.com.

Conference Call

The Company will host a conference call on Tuesday, February 24 at 4:30 p.m. Eastern Time featuring remarks by John G. Pasqualetto, President and CEO, Richard J. Gergasko, Executive Vice President - Operations, and Robert P. Cuthbert, Senior Vice President and CFO. The conference call is available via webcast on the Company’s website and can be accessed by visiting http://investor.sbic.com. Once there, select “Webcasts and Presentations” on the left side of the page. The dial-in number for the conference call is (877) 440–5788. Please call at least five minutes before the scheduled start time.

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Cautionary Statement

Some of the statements contained in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of these terms or other terminology. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated in the forward-looking statements. Factors that could affect the Company’s actual results include, among others, the fact that our loss reserves are based on estimates and may be inadequate to cover our actual losses; the uncertain effects of emerging claim and coverage issues on our business; the geographic concentration of our business; an inability to obtain or collect on our reinsurance protection; a downgrade in the A.M Best rating of our insurance subsidiary; the impact of extensive regulation of the insurance industry and legislative and regulatory changes; a failure to realize our investment objectives; the effects of intense competition; the loss of one or more principal employees; the inability to acquire additional capital on favorable terms; a failure of independent insurance brokers to adequately market our products; the loss of our rights to fee income and protective arrangements that were established in connection with the acquisition of our business; and the effects of acts of terrorism or war. More information about these and other factors that potentially could affect our financial results is included in our 2007 Annual Report on Form 10-K, filed with the U.S. Securities and Exchange Commission on March 17, 2008, and in our other public filings filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statements.

Set forth in the tables below are summary results of operations for the three and twelve month periods ended December 31, 2008 and 2007 as well as selected balance sheet data as of December 31, 2008 and 2007. The following information is preliminary and unaudited and is subject to change until final results are publicly distributed upon the filing of the Company’s 2008 annual report on Form 10-K. The Company currently expects to file its audited consolidated financial statements with the U.S. Securities and Exchange Commission as part of its 2008 annual report on Form 10-K in a timely fashion on or before March 16, 2009.

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share information)

ASSETS

	December 31,
	2008	2007

Fixed income securities available-for-sale, at fair value (amortized cost $523,892 in 2008 and $471,131in 2007)	$522,289	$474,756
Equity securities available-for-sale, at fair value (cost $11,333 in 2008 and $11,301 in 2007)	8,856	11,193
Preferred stock available-for-sale, at fair value (cost $851 in 2008 and $9,485 in 2007)	360	8,488
Cash and cash equivalents	22,872	20,292
Accrued investment income	6,054	5,055
Premiums receivable, net of allowance	16,374	9,223
Deferred premiums	163,322	150,066
Service income receivable	322	436
Reinsurance recoverables	18,544	14,210
Receivable under adverse development cover	4,179	2,533
Prepaid reinsurance	1,619	1,820
Property and equipment, net	5,190	1,707
Federal income tax recoverable	1,671	—
Deferred income taxes, net	25,144	16,488
Deferred policy acquisition costs, net	23,175	19,832
Intangible assets, net	1,225	1,233
Goodwill	3,386	2,881
Other assets	18,105	15,356
Total assets	$842,687	$755,569

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
Unpaid loss and loss adjustment expense	$292,027	$250,085
Unearned premiums	155,931	147,033
Reinsurance funds withheld and balances payable	1,615	220
Premiums payable	6,783	4,136
Accrued expenses and other liabilities	49,518	47,789
Surplus notes	12,000	12,000
Total liabilities	517,874	461,263

Commitments and contingencies

Stockholders’ equity:
Series A preferred stock, $0.01 par value; 750,000 shares authorized;
no shares issued and outstanding	—	—
Undesignated preferred stock, $0.01 par value; 10,000,000 shares
authorized; no shares issued and outstanding	—	—
Common stock, $0.01 par value; 75,000,000 shares authorized;
issued and outstanding — 21,392,854 shares at December 31, 2008
and 20,831,102 shares at December 31, 2007	214	208
Paid-in capital	200,893	194,023
Accumulated other comprehensive income (loss)	(4,009)	1,638
Retained earnings	127,715	98,437
Total stockholders’ equity	324,813	294,306
Total liabilities and stockholders’ equity	$842,687	$755,569

SEABRIGHT INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
	(dollars in thousands, except income per share amounts)
Revenue: (1)
Premiums earned	$67,550	$64,886	$248,644	$227,995
Claims service income	208	380	959	1,711
Other service income	67	44	246	148
Net investment income	5,753	5,521	22,605	20,307
Net realized loss	(75)	(20)	(13,881)	(105)
Other income	2,418	1,351	8,689	4,369
	75,921	72,162	267,262	254,425
Losses and expenses:
Loss and loss adjustment expenses	40,216	38,334	141,935	128,185
Underwriting, acquisition and insurance
expenses	20,495	16,437	71,169	58,932
Interest expense	201	285	867	1,139
Other expenses	4,004	2,550	11,150	7,773
	64,916	57,606	225,121	196,029
Income before taxes	11,005	14,556	42,141	58,396
Income tax expense (benefit):
Current	5,098	8,158	20,031	23,762
Deferred	(4,306)	(3,588)	(7,168)	(5,278)
	792	4,570	12,863	18,484
Net income	$10,213	$9,986	$29,278	$39,912

Basic earnings per share	$0.50	$0.49	$1.43	$1.96
Diluted earnings per share	$0.48	$0.48	$1.38	$1.90

Weighted average basic shares outstanding	20,593,132	20,357,222	20,498,305	20,341,931
Weighted average diluted shares outstanding	21,366,581	20,994,714	21,232,762	20,976,525

Net loss ratio (2)	59.2%	58.5%	56.7%	55.5%
Net underwriting expense ratio (3)	30.2%	25.3%	28.5%	25.8%
Net combined ratio (4)	89.4%	83.8%	85.2%	81.3%

(1) Gross and net premiums written for the periods indicated were as follows:

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
		(in thousands)
Gross premiums written	$78,855	$87,183	$270,344	$282,658
Net premiums written	75,261	83,663	255,824	267,358

Gross and net premiums written are non-GAAP financial measures representing all premiums billed and unbilled by an insurance company during a specified policy period.

(2) The net loss ratio is calculated by dividing loss and loss adjustment expenses for the period less claims service income by the net premiums earned for the period.

(3) The net underwriting expense ratio is calculated by dividing underwriting, acquisition and insurance expenses for the period less other service income by the net premiums earned for the period.

(4) The net combined ratio is the sum of the net loss ratio and the net underwriting expense ratio.